UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2017

Unit Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-9260	73-1283193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8200 South Unit Drive, Tulsa, Oklahoma	74132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 493-7700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations.

Item 1.01. Entry into a Material Definitive Agreement.

On April 4, 2017, the Company entered into a Distribution Agreement (Agreement) with Raymond James & Associates, Inc. as the Sales Agent. Under the Agreement the Company may, from time to time, offer, issue, and sell shares of the Company’s common stock, having an aggregate offering price of up to $100 million (Shares).

Sales of the Shares, if any, may be made under ordinary brokers’ transactions on the NYSE through at-the-market offerings or as otherwise agreed by the Company and the Sales Agent. Under the Agreement, the Company may also sell Shares to the Sales Agent as principal for its own account at a price to be agreed between the Company and the Sales Agent. Neither the Company nor the Sales Agent is required to sell any specific number or dollar amount of Shares.

The Agreement provides that the Sales Agent will be entitled to compensation of 2.0% of the gross sales price of the Shares it sells.

The Company made certain customary representations, warranties, and covenants in the Agreement, and also agreed to indemnify the Sales Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (Securities Act). The Agreement will terminate on the earliest to occur of (1) the date that the maximum shares have been sold and (2) the twelve-month anniversary of the date of the Agreement. The Agreement may also be terminated by either the Company or the Sales Agent by written notice, subject to the terms and conditions under the Agreement.

The Shares will be issued under the Company’s shelf registration statement on Form S-3 (Registration No. 333- 202956), as amended and supplemented occasionally, and which became effective on March 25, 2016, including the base prospectus contained in the registration statement, as supplemented by the prospectus supplement filed with the Securities and Exchange Commission under Rule 424(b) under the Securities Act on April 4, 2017.

The above description of the Agreement is not meant to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 1.1 to this report and incorporated in this report by reference.

The legal opinion relating to the Shares is included as Exhibit 5.1 to this report.

Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2017, Mr. Frank Young, age 47, was appointed as the Executive Vice President of Unit Petroleum Company (UPC), a wholly-owned subsidiary of the Company.

Under his new position, Mr. Young will be paid a salary of $410,000 per year and participate in employee benefits on terms similar to other executive officers, including eligibility for annual bonuses and equity incentives. Mr. Young will also receive a restricted stock unit award of 35,000 units under the Company’s Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan and an award agreement. Forty percent of the restricted stock units will vest in equal installments over three years beginning March 9, 2018, and vesting of the remaining restricted stock units is contingent on meeting certain performance goals.

Section 8 - Other Events.

Item 8.01. Other Events.

On April 4, 2017, the Company issued a press release announcing that UPC completed its acquisition of certain oil and natural gas assets from an undisclosed seller. That acquisition includes approximately 8,300 net acres primarily in Grady and Caddo Counties in western Oklahoma. The purchase price was approximately $57 million in cash plus 180 net acres in McClain County, Oklahoma, subject to certain possible adjustments. The effective date of this acquisition is January 1, 2017.

The information included in this item and in exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (Exchange Act), or incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in the filing.

The press release furnished as an exhibit to this report contains forward-looking statements within the meaning of the Securities Act and the Exchange Act. Those forward-looking statements are subject to certain risks and uncertainties, as disclosed by the Company occasionally in its filings with the Securities and Exchange Commission. Because of these risks, the Company's actual results may differ materially from those indicated or implied by the forward-looking statements. Except as required by law, we disclaim any obligation to publicly update or revise forward looking statements after the date of this report to conform them to actual results.

Section 9 - Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

1.1	Distribution Agreement, dated as of April 4, 2017, between the Company and Raymond James & Associates, Inc.
5.1	Opinion of Gable & Gotwals, A Professional Corporation
23.1	Consent of Gable & Gotwals, A Professional Corporation (included as part of Exhibit 5.1)
99.1	Unit Corporation press release dated April 4, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unit Corporation

Date: April 4, 2017	By:	/s/ Mark E. Schell
Mark E. Schell Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.        Description

1.1	Distribution Agreement, dated as of April 4, 2017, between the Company and Raymond James & Associates, Inc.
5.1	Opinion of Gable & Gotwals, A Professional Corporation
23.1	Consent of Gable & Gotwals, A Professional Corporation (included as part of Exhibit 5.1)
99.1	Unit Corporation press release dated April 4, 2017